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                                                                      EXHIBIT 99



                              For Immediate Release

                  Collegiate Pacific, Inc. Net Income Rises 56%
       Dallas, TX, August 27, 2003 - Collegiate Pacific (Amex - BOO) today reported record revenues and net income for its fiscal year 2003, which ended June 30, 2003.

                           Highlights for the Year End
                       * Revenues rise 25% to $21 million
                 * Net income per share-basic rises 58% to $.30

Michael Blumenfeld, CEO, in discussing the net income stated, "Virtually every comparative number - revenues, net income and net income per share- all set annual records for the Company. As mentioned in previous reports, operating and net income was about evenly impacted with increases in marketing expenses and tax benefits. The initial revenue results for July and August reflect a continued strong demand for our products with revenues running ahead of our projected growth targets. We continue to design, manufacture and distribute products to over 35,000 current customers and continue to add new customers at a rate of 500 - 700 each month. We remain focused on designing and marketing a variety of products that generates premium margins and increased customer demand.

We believe our operating and financial performance will act as a launching pad for expanded results in the years ahead. Our internal, 3-year projections call for organic revenues to rise approximately 20-25% annually and to produce percentage increases in operating income substantially in excess of the revenue growth rate. Currently we are projecting that revenues for the 2004-2006 periods would be approximately $26 million, $31 million and $37 million, respectively, which would produce basic net income per share of approximately $.32, $.50 and $.70, respectively. The Company has utilized all of its tax loss carry-forwards and all future net income will be fully taxable at the applicable corporate rates.

We maintain an ongoing dialogue with a number of acquisition candidates. We have reviewed financial information and remain actively interested in a number of these targets. The business seasonality of most companies in our industry is similar to that of Collegiate Pacific's. Due to such seasonality, the date on which we close any acquisition could have a disproportionate impact on our net income. We would expect that strategic acquisitions would add to the growth in revenues, net income and net income per share.

We remain committed to the specific and immediate goal of doubling our current revenues through a combination of organic and external growth. We are currently in discussion with Merrill Lynch for a new long-term credit facility. This facility would replace our existing line of credit that expires in July 2004 and could include a separate line of credit to be used to finance future acquisitions. Although no definitive agreements have been signed, we hope to have the new line in place by the end of the year."

Investors who wish to receive an updated information packet regarding Collegiate Pacific can receive a free investor pack by contacting the Company - Investor Relations - by phone 888-566-8966 or fax 888 455 3551.

The Company is scheduled to be a presenter at the upcoming Roth Capital Conference in NYC on Sept 10th.

Collegiate Pacific is the nation's fastest growing manufacturer and supplier of sports equipment primarily to the institutional markets. The Company offers more than 3,200 products to 35,000 existing



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customers and generates the majority of its orders via the distribution of 1.5 million catalogs, internet activity and telemarketing.

This new release contains "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The company has based these forward-looking statements on its current expectations and projections about future events, based on the information currently available to it. The forward-looking statements include statements relating to the company's anticipated financial performance, business prospects, new developments, new strategies and similar matters. The following important factors, in addition to those described in the company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended June 30, 2002, especially in the Risk Factors and the Management's Discussion and Analysis sections, and its Quarterly Reports on Form 10-QSB and its Current Reports on Form 8-K (each of which is available upon request from the company or on the company's website, www.cpacsports.com, under the heading "Investors") may affect the future results of the company and cause those results to differ materially from those expressed in the forward-looking statements; material adverse changes in the economic conditions in the Company's markets including as a result of terrorist attacks; competition from others; and the ability to obtain and retain key executives and employees.

FOR ADDITIONAL INFORMATION CONTACT MIKE BLUMENFELD AT 972-243-8100 OR VISIT THE COMPANY WEB SITE AT CPACSPORTS.COM.

                    COLLEGIATE PACIFIC INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                   FOR THE YEARS ENDED JUNE 30, 2003 AND 2002

                                                                     2003              2002
                                                                 ------------      ------------
Net sales                                                        $ 21,075,893      $ 16,901,125
Cost of sales                                                      13,268,532        10,654,442
                                                                 ------------      ------------

         Gross profit                                               7,807,361         6,246,683

Selling, general and administrative expenses                        6,839,005         5,307,390
                                                                 ------------      ------------

         Operating profit                                             968,356           939,293
                                                                 ------------      ------------

Other income (expense):
   Interest expense                                                   (84,525)         (140,888)
   Interest income                                                      3,200                63
   Miscellaneous                                                       17,186             7,020
                                                                 ------------      ------------

         Total other expense                                          (64,139)         (133,805)
                                                                 ------------      ------------

Income before provision for income taxes                              904,217           805,488

Income tax benefit                                                   (349,632)               --
                                                                 ------------      ------------

         Net income                                              $  1,253,849      $    805,488
                                                                 ============      ============

Weighted average shares of common stock outstanding -basic          4,225,784         4,225,213
                                                                 ============      ============
Weighted average shares of common stock outstanding -diluted        4,669,574         4,669,008
                                                                 ============      ============
Net income per share of common stock - basic                     $       0.30      $       0.19
                                                                 ============      ============
Net income per share of common stock - diluted                   $       0.27      $       0.17
                                                                 ============      ============